Exhibit 8.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

February 14, 2017

Re:	Registration Statement on Form S-4

Western Refining, Inc.

212 North Clark Drive

El Paso, Texas 79905

Ladies and Gentlemen:

We have acted as counsel for Western Refining, Inc. (“Western Refining”), a Delaware corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of November 16, 2016 (the “Merger Agreement”) among Western Refining, Tahoe Merger Sub 1, Inc., a Delaware corporation, Tahoe Merger Sub 2, LLC (together with Tahoe Merger Sub1, Inc., the “Merger Subs”), a Delaware limited liability company, and Tesoro Corporation (“Tesoro”), a Delaware corporation, and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, the representation letters of Tesoro (together with the Merger Subs) and Western Refining dated as of February 14, 2017 delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (or, if the Second Merger Election is made, the

Second Merger Effective Time), (iii) that the representations made by Tesoro (together with the Merger Subs) and Western Refining pursuant to the Representation Letters and Section 6.6(a) of the Merger Agreement are and will be accurate and complete, (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of Tesoro, the Merger Subs or Western Refining or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (or, if the Second Merger Election is made, the Second Merger Effective Time), in each case without such qualification, and (v) either Western Refining or Tesoro will make the Second Merger Election if advised by us that the Second Merger Election is necessary in order for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Tesoro and Western Refining referred to above, which we have assumed will be true as of the Effective Time (or, if the Second Merger Election is made, the Second Merger Effective Time).

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we hereby confirm our opinion set forth in the discussion in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences of the Merger.”

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP